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                                    FORM 8-K

                       SECURITIES AND EXCHANGE COMMISSION

                              Washington D.C. 20549

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

                Date of Report (Date of earliest event reported):
                                September 6, 2002


                    MEVC DRAPER FISHER JURVETSON FUND I, INC.
           (Exact name of the registrant as specified in its charter)

              Delaware                            814-00201                      94-3346760
    (State or other jurisdiction                 (Commission                  (I.R.S. Employer
         of incorporation)                       File Number)                 Identification No.)

    991 Folsom Street, Suite 301
     San Francisco, California
  (Address of principal executive                                                  94107
              offices)                                                           (Zip Code)

       Registrant's telephone number, including area code: (415) 977-6150

                                       N/A
          -------------------------------------------------------------
          (Former name or former address, if changed since last report)




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Item 9. Regulation FD Disclosure

     On September 6, 2002, meVC Draper Fisher Jurvetson Fund I, Inc. made the following letter available to its stockholders:

[MEVC DRAPER FISHER JUVETSON FUND I LOGO]


                                                               September 6, 2002

To Our Shareholders,

       You may have received a letter about MVC from a Cayman Island-domiciled "arbitrage firm." Your independent directors and I have met with and listened to representatives of this firm and found one thing we all can agree on: MVC is under-valued. Your board of directors, however, is taking steps to alleviate this. Soon we will be writing to you about our plans for improved performance. Today, in the meantime, we are writing to tell you what we know about this "arbitrage firm," its principals and its track record.

             They claim to be here to help you. In fact, we believe,
                  they want to put their hands in your pockets.

       That firm, Millennium, with a record of "raiding" closed-end funds in England, seems focused on raiding you. Here is how: As the price of MVC stock has fallen in the face of Millennium's public rhetoric and litigation campaign, Millennium has been buying all the way, often paying less than the cash value of MVC. If Millennium successfully pressures us to liquidate MVC--and that's what they asked our board to do--their potential gain will come at the expense of your long-term investment.

       Their objectives are not yours. Here is the objective we stated in MVC's prospectus: "long-term capital appreciation from venture capital investments . . .. in companies that we believe have high growth potential over the long term."

Millennium put its short-term focus on public display when it bought into over half a dozen funds in the United Kingdom. It mounted aggressive campaigns to pressure managers and shareholders to liquidate the funds or drain them of cash. These demands are at odds with the goals of investors who, like you, invested for superior long-term returns. The MVC board of directors has a responsibility to protect all shareholders--not just investors that bought at depressed prices like Millennium--and we intend to do exactly that.

       In its attacks on MVC, Millennium's front man has been Robert Knapp. Although most "arbitrage firms" are secretive and don't disclose much about themselves, the federal filings show this firm actually is led by Israel Englander.

             According to Institutional Investor magazine, which recently reported on his 2001 paycheck of $95 million, Israel Englander "prefers to toil in obscurity." He was, however, in the public spotlight in the late 1980s when a former partner of Englander's allegedly was preparing to assassinate another "arbitrageur," the infamous Ivan Boesky, who was jailed for securities fraud. Mr. Boesky's and Mr. Englander's firms worked together in many hostile takeovers. Institutional Investor, in its report, noted that near the end of that era Mr. Englander was "dragged into the headlines during an insider trading scandal."

       In its "raids" in the U.K., Millennium asked that the funds liquidate or "return" cash to shareholders. Recently, Millennium has repeated similar demands to MVC. Last spring, in fact, Millennium publicly and bitterly complained that MVC was holding onto its cash and investing slowly. Millennium's demand that we reduce our cash position demonstrates that this short-term trader has no interest in long-term venture capital investing.

       Last spring we consciously chose to husband MVC's cash. We wanted to be in a position to invest when valuations bottomed out. In hindsight, we believe that was a wise decision. But the need for cash in the venture capital business is even more fundamental:

             A venture capital fund needs cash to create its returns. It needs cash so it can invest in new companies and so it can financially support the investments it already has made. Many venture funds have made the mistake of not reserving enough cash to support their existing portfolio companies through the cycle of depressed market valuations we've witnessed over the past two years. These firms have had to sit on the sidelines and watch as their ownership stakes were diluted, and their companies effectively taken away from them, by other investors with cash to invest. MVC has kept its cash to prevent that from happening to our existing portfolio companies. In short, without cash, a venture capital fund would be starved of the resources it needs to deliver returns.





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       In our decades of venture capital investing, we have seen that venture capital funds tend to build value slowly at first--and that in Silicon Valley the most rewarding investments tend to come after a fund's early years. There's one fact that may explain why Millennium sees the world so differently from MVC's board: Our directors have decades of experience as technology and venture capital investors--they've seen what works and what doesn't, and they've learned what it takes to ride through tough times. Millennium lacks venture capital experience--in a field where experience matters a great deal.

       MVC was created for long-term investors, and we will oppose plans that damage its ability to deliver performance for the long term.

       We all know that a weak economy has hurt the performance of technology stocks and funds. Though MVC has outperformed great tech stocks like Oracle and Cisco, we do not feel good about the price of the stock, and we are committed to communicating with you soon about our strategies to improve MVC's performance. The venture capital industry has proved itself time and time again over the past half century to long-term investors, and our goal is to prove ourselves to you.

       We would like to hear from you. You can email me at: jgrillos@mevc.com. Also, if you have not already done so, I encourage you to sign up for MVC's email notification list by visiting www.mevc.com and clicking on "Notify Me."

Sincerely,

John Grillos

John Grillos, Interim Fund Manager







                                       ###






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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed by the undersigned, thereunto duly authorized.

                                      MEVC DRAPER FISHER JURVETSON FUND I, INC.

Date: September 6, 2002               /s/ John Grillos
                                      -----------------------------------------
                                      John M. Grillos
                                      Chief Executive Officer